Digitiliti to Participate in Panel at Merriman Curhan Ford’s Investor Summit 2008

St. Paul, MN (September 11, 2008) – Digitiliti, Inc. (PINK:DIGI), a rapidly growing company that provides on-line data management solutions to enterprise class businesses, today announced that its CEO, Larry Ingwersen, will participate in a panel discussion on the “Emerging Data Center” during the first day of the Merriman Curhan Ford Investor Summit 2008 taking place at the Mark Hopkins Hotel in San Francisco.  The panel discussion will take place at 12:45 p.m. on Monday, September 15.  It will also include CEO’s from three other companies; LeftHand Networks, OpSource and Penguin Computing.

Digitiliti (www.digitiliti.com) has been experiencing rapid growth as evidenced in the Company’s recent second quarter report, where revenue increased 165% for the first six months of 2008 as compared to the first six months of 2007.   Digitiliti attributes this sales growth to a direct result of an increase in customers under contract and the resulting terabytes of data added, combined with the data growth of the existing customer base.  The customer base grew from 243 customers in June 2007 to 694 as of June 30, 2008, a 185% increase.  The Company’s gross margins have also increased as a result of more efficient pricing, increased growth in the customer base and increased data from existing customers.

Merriman Curhan Ford (NASDAQ:MERR) is a financial services firm focused on fast-growing companies and the institutions who invest in them. It offers high-quality investment banking, equity research, institutional services, primary market research, asset management and corporate and venture services, specializing in four growth sectors:  CleanTech, Consumer/Internet/Media, Health Care and Tech/Telecom.  More information is available at its website:  www.mcfco.com.

About Digitiliti:

Digitiliti, based in St. Paul, Minnesota, is a pioneer and technology leader in the on-line data management business.  Digitiliti’s fast growth results from its focus on providing SMB/SME companies with enterprise class features and services that are easy to use.  Digitiliti services include comprehensive off-site data protection, on-demand user scalability, rapid file restoration and disaster recovery of data.

Forward Looking Statements:

This release contains forward-looking statement.  Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the Company may not proceed as contemplated.  These statements are made based upon current expectations that are subject to risk and uncertainty.  The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Further discussion of risk factors can be found in the Company’s filings with the  Securities and Exchange Commission at http://www.sec.gov.

Contacts:

Digitiliti, Inc.

Kris Caulfield, 651-925-3203

Or

Martin E. Janis & Company, Inc.

Bev Jedynak, 312-943-1123